Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, August 9, 2010 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated the progress of its drug development programs and reported financial results for the three and six months ended June 30, 2010.

“The newly-obtained data from our Phase 2a study in diabetes has provided insight into the unique, dual mechanism of action of LX4211, reinforcing our first-in-class, best-in-class business strategy for further development of this promising diabetes drug candidate,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “In addition, the positive results and biomarker data in our LX1031 IBS program demonstrate the potential impact of having an objective measure of drug activity that correlates with clinical benefit in this indication. With these findings, combined with the recent reacquisition of all Symphony Icon assets, Lexicon is well-positioned to advance our pipeline, both on our own and with prospective partners. We look forward to results from two more Phase 2 proof-of-concept studies in carcinoid syndrome and rheumatoid arthritis around year-end.”

Key Progress in Clinical Pipeline

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Diabetes:  Further analysis of Phase 2a clinical data from a four-week study of Lexicon’s dual sodium-glucose cotransporter 2 (SGLT2) and SGLT1 inhibitor, LX4211, in patients with type 2 diabetes were presented at the American Diabetes Association and the Endocrine Society annual meetings in June.  These results confirmed the initial observation of significant and rapid improvements in glycemic control with significantly reduced HbA1c, as well as important trends toward reduced weight, blood pressure, and triglyceride levels.  In addition, patients treated with LX4211 showed a trend of overall greater levels of total GLP-1 throughout the day, relative to placebo.  These data provide mechanistic support for the potential additive benefits of SGLT1 inhibition in combination with SGLT2 inhibition and distinguish LX4211’s unique mechanism of action.

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Irritable Bowel Syndrome:  Lexicon presented data at Digestive Disease Week in May for LX1031, an orally-delivered serotonin synthesis inhibitor that acts locally in the gastrointestinal tract targeting tryptophan hydroxylase (TPH), an enzyme necessary for the production of serotonin. The randomized, placebo-controlled four-week clinical study demonstrated that patients with non-constipating irritable bowel syndrome who received LX1031 (1,000 mg four times per day) experienced statistically-significant improvements in a global assessment of relief of IBS pain and discomfort and in stool consistency as compared to placebo. In addition, it was reported that measures of urinary 5-HIAA, a biomarker of serotonin synthesis, could be used to distinguish between IBS patients who responded to LX1031 versus those who did not, suggesting the potential for an objective biochemical marker in the management of patients with IBS and identification of patients who may benefit from treatment.

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Rheumatoid Arthritis: Lexicon completed enrollment in the expanded Phase 2a clinical trial of its drug candidate for rheumatoid arthritis, LX2931, an inhibitor of sphingosine-1-phosphate (S1P) lyase.  The study is being conducted at multiple centers in the United States and Eastern Europe and has enrolled 208 patients.  Top-line data from the 12-week study are expected to be available around the end of the year.

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Carcinoid Syndrome:  Enrollment is continuing in the placebo-controlled, Phase 2a trial in the United States for LX1032, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. In addition, Lexicon initiated enrollment in the open-label, Phase 2a trial of LX1032 in Europe. Preliminary data from both trials are expected to be available around the end of the year.

Financial Results and Events

Revenues:  Lexicon’s revenues for the three months ended June 30, 2010 decreased 59 percent to $1.2 million from $3.0 million for the corresponding period in 2009.  The decrease for the three months ended June 30, 2010 was primarily attributable to reduced revenues under Lexicon’s alliance agreements with N.V. Organon and Bristol-Myers Squibb Company.  For the six months ended June 30, 2010, revenues decreased 60 percent to $2.9 million from $7.2 million for the corresponding period in 2009.

Research and Development Expenses:  Research and development expenses for the three months ended June 30, 2010 was $20.2 million, consistent with the corresponding period in 2009.  For the six months ended June 30, 2010, research and development expenses decreased four percent to $41.3 million from $43.1 million for the corresponding period in 2009.

General and Administrative Expenses:  General and administrative expenses for the three months ended June 30, 2010 decreased nine percent to $5.1 million from $5.6 million for the corresponding period in 2009.  The decrease was primarily attributable to lower patent-related legal costs.  For the six months ended June 30, 2010, general and administrative expenses increased two percent to $10.6 million from $10.4 million for the corresponding period in 2009.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc.:  Net loss for the three months ended June 30, 2010 was $25.2 million, or $0.07 per share, compared to a net loss of $20.1 million, or $0.15 per share, in the corresponding period in 2009.  Net loss for the six months ended June 30, 2010 was $51.3 million, or $0.19 per share, compared to a net loss of $41.6 million, or $0.30 per share, for the corresponding period in 2009.  For the three and six months ended June 30, 2010, net loss included non-cash, stock-based compensation expense of $1.3 million and $2.6  million, respectively.  For the three and six months ended June 30, 2009, net loss included non-cash, stock-based compensation expense of $1.4 million and $2.8 million, respectively.

Cash and Investments:  As of June 30, 2010, Lexicon had $255.8 million in cash and investments net of its obligations under the credit line secured by its auction rate securities, as compared to $278.7 million as of March 31, 2010 and $125.1 million as of December 31, 2009.  On June 30, 2010, Lexicon exercised its rights to require UBS AG to purchase its remaining $23.6 million of auction rate securities, and UBS purchased the auction rate securities at par value on July 1, 2010.

Lexicon’s cash and investments at December 31, 2009 included $5.4 million held by Symphony Icon, Inc.  As a result of Lexicon’s adoption as of January 1, 2010 of a new accounting pronouncement regarding variable interest entities, the results of Symphony Icon are no longer consolidated in Lexicon’s financial statements after December 31, 2009.  Accordingly, Lexicon’s cash and investments at June 30, 2010 do not include the $5.4 million in cash and investments held by Symphony Icon at June 30, 2010.

Subsequent Events

Reacquisition of Symphony Icon Programs:  On July 30, 2010, Lexicon exercised a restructured purchase option under its drug development financing collaboration with Symphony Icon Holdings LLC and acquired all the equity of Symphony Icon, Inc., thereby reacquiring all rights to LX1031, LX1032, LX1033 and the other drug programs subject to the collaboration.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the second quarter of 2010 at 11:00 a.m. Eastern Time on August 9, 2010.  The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international).  The conference ID for all callers is [TBD].  Investors can access a live webcast of the call at www.lexpharma.com.  An archived version of the webcast will be available on the website through August 16, 2010.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has four drug candidates in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon’s research team.  Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets.  Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, and LX4211.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$1,164	$2,787	$2,805	$6,392
Subscription and license fees	69	202	69	765
Total revenues	1,233	2,989	2,874	7,157
Operating expenses:
Research and development, including stock-based compensation of $809, $766, $1,615 and $1,595, respectively	20,239	20,220	41,327	43,084
General and administrative, including stock-based compensation of $511, $590, $1,010 and $1,203, respectively	5,068	5,551	10,587	10,425
Total operating expenses	25,307	25,771	51,914	53,509
Loss from operations	(24,074)	(22,782)	(49,040)	(46,352)
Gain on investments, net	53	306	141	823
Interest income	200	239	417	566
Interest expense	(729)	(729)	(1,456)	(1,395)
Other expense, net	(643)	(576)	(1,325)	(1,521)
Consolidated net loss.	(25,193)	(23,542)	(51,263)	(47,879)
Less: Net Loss attributable to noncontrolling interest in Symphony Icon, Inc.	—	3,469	—	6,246
Net loss attributable to Lexicon Pharmaceuticals, Inc	$(25,193)	$(20,073)	$(51,263)	$(41,633)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.07)	$(0.15)	$(0.19)	$(0.30)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	337,404	137,331	267,709	137,203

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2010	2009
	(unaudited)
Cash and investments(1)	$271,781	$162,513
Obligations under line of credit	(16,009)	(37,435)
Cash and investments, net of obligations under line of credit(1)	255,772	125,078

Property and equipment, net	56,552	58,754
Goodwill	25,798	25,798
Total assets	365,155	257,761
Deferred revenue	14,726	15,154
Current and long-term debt, including line of credit	45,022	66,964
Noncontrolling interest in Symphony Icon, Inc.	—	(290)
Accumulated deficit	(622,894)	(570,175)
Total Lexicon Pharmaceuticals, Inc. stockholders’ equity	295,035	163,787
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(1) Cash and investments at December 31, 2009 included $5.4 million held by Symphony Icon, Inc. As a result of Lexicon’s adoption as of January 1, 2010 of a new accounting pronouncement regarding variable interest entities, the results of Symphony Icon are no longer consolidated in Lexicon’s financial statements after December 31, 2009. Accordingly, cash and investments at June 30, 2010 do not include the $5.4 million in cash and investments held by Symphony Icon at June 30, 2010.